SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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[ ]	Preliminary Proxy Statement

[ ]	Definitive Proxy Statement

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[X]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

CHAD THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

XXXX

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Our Strategic Plan Brings Improved Results

August 22, 2002

Dear Fellow Shareholder:

When Tom Jones took over the job of Chief Executive Officer of Chad Therapeutics in 1998, it was clear that the Company was in a state of transition. Significant market share had been lost with our conserver products, and our revenues had declined precipitously. Your board and management team realized the need to implement a long-term strategic plan to restore profitability and growth. We immediately formulated a turnaround plan and put it into action.

We believe the results of our latest fiscal year ended March 31, and our most recent quarter ended June 30, show that our efforts to turn the Company around are beginning to bear fruit and that we are on the right track to deliver and maximize value for all Chad shareholders.

Here are a few of our recent accomplishments:

Net sales for fiscal 2002 increased 54% over 2001.

Your company achieved profitability in fiscal 2002 for the first time in four years. During the course of the turnaround period, the Company remained debt-free, thereby maintaining its financial flexibility.

In the first quarter of fiscal 2003 (ended June 30), we reported earnings before income taxes of $181,000, our best result since June 1998.

Sales of conservers increased at a 43% rate in our first quarter of ‘03. We have continued the momentum of last year’s strong sales of existing products such as the OXYMATIC 400 while adding to our potential for significant revenue growth with new products including the SEQUOIA OXYMATIC and the CYPRESS OXY-Pneumatic conservers.

Our stock price, reflecting the market’s view of our improved performance and prospects, has risen five-fold from a low of $.50 in December 2000 to its current level of $2.50 -$3.00.

CAUTION!

Unfortunately, at this critical time in your Company’s turnaround, a small group of dissidents —two of whom are not even stockholders - has indicated an intention to wage a potentially costly and disruptive proxy contest to gain influence over your Company. This self styled “Committee to Restore Chad Shareholder Value” recently sent a letter dated August 12 to shareholders in an attempt to place two of their own nominees on your Company’s board.

You should be aware that the Committee’s letter conceals the fact that their principal shareholder and leading participant is David Johnson, a Kansas City, Missouri real estate operator. Why would the committee possibly leave out such important information ? We believe we know why. Consider the following:

What You Should Know
About David L. Johnson

In March of this year, a federal court civil jury found that Mr. Johnson committed fraud and breach of fiduciary duty in his dealings with limited partnerships managed by companies controlled by Johnson. In addition to an award of compensatory damages, a $1.6 million punitive damage award was entered against Mr. Johnson and several Johnson-related companies were removed as general partners of their respective partnerships. (National Corporate Tax Credit Fund et al v. Bond Purchase LLC, et al)

In April 1998, the Court of Appeals of Missouri ruled that a company owned by Johnson and his wife, in its maneuvers to increase its voting control over a publicly traded real estate partnership, had attempted to “play fast and loose with the court....Kelcor’s actions epitomize a lack of good faith in the subject matter of the suit. Therefore, Kelcor is also barred [from obtaining the requested relief] by its unclean hands.” (State of Missouri ex. Rel. Kelcor, Inc. v. The Nooney Realty Trust, Inc.)

In July 1993, the U.S. Bankruptcy Court for the Western District of Missouri ruled that “Mr. Johnson acted in bad faith” by instituting unnecessary bankruptcy proceedings against a company with whom he had a business dispute. (In re Willow Lake Partners II, L.P.)

This is the man behind the current proxy contest. We don’t believe it would be in your best interests to give him the power to greatly influence the future of your Company and your investment.

We urge you to reject the Committee and its efforts to gain influence over your Company. Do not send back any proxy card to the committee. Please sign and return the Board’s White proxy card today. If you have already sent in a proxy to the committee by mistake, you have every legal right to revoke your vote by signing, dating and returning a White proxy card to the Company. Only your latest dated proxy counts.

Whose interests do the dissidents represent?

In determining where the dissidents’ interests lie consider their relationships. Four of the five participants in the dissident solicitation— including both nominees— are directors and/or officers of Maxus Realty Trust, a company Mr. Johnson has headed for the past several years. The fifth, a ‘self-employed business consultant,” has the same business address as Mr. Johnson. Neither of the dissident nominees indicate any experience in Chad’s line of business.

David Johnson is no stranger to your Company. Last year Johnson initiated a mini tender offer for 120,000 shares of Chad stock. (A mini tender by definition is a tender offer that will result in ownership of less than 5% of a company’s shares and which does not have to comply with the same stringent SEC regulations that apply to larger offers.) Johnson offered to buy Chad shares initially at $1.25 per share, and subsequently raised his offer to $1.89 per share at a time when the stock was selling above his offer price on the open market at a range between $1.94 and $3.09.It is hard to imagine how any of our shareholders other than Johnson would have benefited from this offer.

Your Board and Management are Working Hard
To Benefit All Shareholders and Build Shareholder Value.

We believe that as a result of our efforts, Chad now has strong prospects for continued growth and profitability. During the turnaround period of the past few years we remained completely committed to this goal. As a sign of that commitment, senior management at the Company voluntarily reduced their salaries to assist the turnaround program.

We have continued to run Chad as a “no-nonsense” company. There are no related party transactions and no loans with officers. The Company has remained debt free.

We will continue to pursue our approach to building shareholder value through development and marketing of state-of-the-art products that meet home care customer and patient needs. Over the past several years we have significantly strengthened Chad’s engineering capabilities which has led to a stream of new conserver products. This has allowed us to regain the market leadership in electronic conservers and return to profitable operations.

At the same time we recognize the importance of exploring alternative strategies to fuel Chad’s growth and maximize shareholder value. We hope to provide additional information to you regarding our efforts on this direction over the course of the next few quarters.

On behalf of your Board of Directors, we thank you for your patience and support.

Sincerely,

Earl L. Yager Chief Operating Officer	Thomas E. Jones Chief Executive Officer

Please sign, date and return the enclosed Board of Directors WHITE proxy card today. If you have already returned a proxy card to the Committee, you have every right to revoke your vote and support your current Board by signing and returning a later-dated WHITE proxy in the envelope provided. If you hold your shares through a brokerage firm or bank, please sign and return the WHITE proxy in the envelope provided by your broker or bank.

If you have any questions about voting your WHITE proxy, please call Morrow & Company, Inc., who is assisting us, at (800) 607-0088. To discuss the issues in this proxy contest, please call Earl Yager at Chad Therapeutics, (818) 882-0883.